PROVIDENT BANKSHARES CORPORATION REDEEMS TRUST PREFERRED SECURITIES

Baltimore, Maryland, March 31, 2005. Provident Bankshares Corporation ("Provident," NASDAQ: PBKS) today announced that its subsidiary, Provident Trust II, completed the redemption of Provident Trust II Trust Preferred Securities (NASDAQ: PBKSP) at par on March 31, 2005. Capital Security holders also received interest payments due March 31, 2005. There were $30.0 million in aggregate principal amount of Capital Securities outstanding, at an interest rate of 10.0%. The Capital Securities had a final stated maturity of March 31, 2030, but were callable at par beginning on March 31, 2005. In connection with the redemption, Provident redeemed $30,927,850 aggregate principal amount of its 10% junior subordinated debentures due 2030, the redemption price consisting of the $30,927,850 aggregate principal amount plus aggregate unpaid interest of $750,000.

Provident Bankshares Corporation is the holding company for Provident Bank, the second largest independent commercial bank headquartered in Maryland. With $6.6 billion in assets, Provident serves individuals and businesses in the key urban areas of Baltimore, Washington and Richmond through a network of 149 offices in Maryland, Virginia, and southern York County, Pennsylvania. Provident Bank also offers related financial services through wholly owned subsidiaries. Securities brokerage, investment management and related insurance services are available through Provident Investment Center and leases through Court Square Leasing and Provident Lease Corp. Visit Provident on the web at www.provbank.com.